EXHIBIT 99.1

For Immediate Release

Company Contact:

Arthur Spector
Chairman and Chief Executive Officer
Millstream II Acquisition Corporation
610-293-2511

MILLSTREAM II ACQUISITION CORPORATION ANNOUNCES DELAWARE COURT REFUSES TO ENJOIN THE SPECIAL MEETING OF STOCKHOLDERS SCHEDULED FOR DECEMBER 21, 2006

Wayne, PA --- Millstream II Acquisition Corporation (OTCBB: MSMA, MSMAW and MSMAU) (“Millstream II”), a special purpose acquisition company, announced today that the Court of Chancery of the State of Delaware in and for New Castle County denied a motion seeking to enjoin Millstream II from holding the special meeting of stockholders currently scheduled for Thursday, December 21, 2006, at 10:00 a.m. As a result of the Court’s ruling, the special meeting will be held as scheduled. This special meeting has been called for the purpose of considering the approval of Millstream II’s agreement to acquire Specialty Surfaces International, Inc., d/b/a Sprinturf.

ABOUT MILLSTREAM II

Millstream II, based in Wayne, Pennsylvania, was incorporated in September 2004 to acquire an operating business in North America. Millstream II’s initial public offering became effective December 17, 2004 and was consummated on December 23, 2004. In its initial public offering Millstream II received net proceeds of $27.6 million through the sale of 4.6 million units at $6.00 per unit. Each unit was comprised of one share of Millstream II common stock and two warrants, each with an exercise price of $5.00 per share. As of September 30, 2006, Millstream II held approximately $25.0 million in a trust account maintained by an independent trustee, which will be released upon the consummation of a business combination.

The audited and unaudited financial statements of Millstream II can be found on the Securities and Exchange Commission Web site (http://www.sec.gov) within Millstream II's 10-KSB and 10-QSB filings for the relevant periods.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Millstream II. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Millstream II's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic and business conditions in the U.S. and abroad; the outcome of pending litigation; inquiries and investigations and related litigation; as well as other relevant risks detailed in Millstream II's filings with the Securities and Exchange Commission, including its report on Form 10-QSB for the period ended September 30, 2006. The information set forth herein should be read in light of such risks. Neither Millstream II nor Sprinturf assumes any obligation to update the information contained in this press release.

ADDITIONAL INFORMATION

Millstream II stockholders are urged to read the proxy statement regarding its special meeting of stockholders because it will contain important information. Copies of filings by Millstream II, which will contain information about Millstream II and Sprinturf, will be available without charge, when filed, at the Securities and Exchange Commission's internet site (http://www.sec.gov), and when filed will be available from Millstream, without charge, by directing a request to Millstream II Acquisition Corporation, 435 Devon Park Drive, Building 400, Wayne, PA 19087.